FieldPoint Petroleum Reports Most Recent Production of Well #2 in Lea County, New Mexico at 827 BOPD

Company Also Provides Guidance Regarding 2012 Revenues

Austin, TX (PRNewswire) Sept 19, 2012, FieldPoint Petroleum Corporation (NYSE/MKT:FPP)  today provided an update on the latest production information from its recently completed East Lusk Federal 15 well #2 in Lea County, New Mexico.

FieldPoint’s President and CEO, Ray Reaves stated, “The last data we provided on this well was through September 12. From September 13 through September 17, well production in BOPD was 705, 914, 664, 795, and 827 respectively, and we continue to sell between 360 to 500 mcf per day.  We will, of course, continue to watch this well with continued interest but we hope that soon we can turn our attention more to the drilling of well #3 on this property and our other exploration and acquisition activities.”

Mr. Reaves added, “If production and the price of oil holds, we believe we will see a smart increase in total revenue year over year.  Accordingly, I am projecting that our 2012 revenues could be between $9.5 and $10.8 million compared to $7.2 million for 2011.”

As a reminder, FieldPoint owns a 43.75% working interest in well #2, and will own the same percentage of well #3 in section 15 of this field.

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com